Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President & CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 The Trout Group LLC Chad Rubin (Investors)

Tel: (646) 378-2947

Avalon Pharmaceuticals Adopts Stockholder Rights Plan

Germantown, Md., – April 27, 2007 – Avalon Pharmaceuticals, Inc. (NASDAQ: AVRX) today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the company without offering a fair and adequate price and terms to all of the company’s stockholders.

To implement the Rights Plan, the Board of Directors has declared a distribution of one Right for each share of Avalon common stock outstanding as of the close of business on May 10, 2007. Initially, the Rights will be represented by Avalon’s common stock certificates, will not be traded separately from the common stock and will not be exercisable; however, among other things, in the event that any person acquires beneficial ownership of 20 percent or more of the outstanding shares of Avalon’s common stock, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $60 per Right, a number of shares of Avalon common stock having a value equal to two times such purchase price. The Rights are expected to expire on May 10, 2017 unless earlier redeemed or exchanged in accordance with the terms of the Rights Plan. The Rights Plan provides that a committee of the Board of Directors comprised of independent directors will review the Rights Plan at least once every three years to determine whether maintaining the Rights Plan is in the best interests of the company’s stockholders.

The foregoing description of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Plan, which will be filed with the Securities and Exchange Commission.

About Avalon Pharmaceuticals

Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of potential first-in-class cancer therapeutics. Avalon has a lead product in Phase I clinical development (AVN944), preclinical programs to develop inhibitors for the Beta (B)-catenin and Aurora pathways, discovery programs for Survivin and Myc pathway inhibitors, and value generating partnerships with Merck, MedImmune, Medarex, and Novartis. By utilizing AvalonRx® our platform technology, based upon the proprietary use of large-scale gene expression, the company is uniquely positioned to develop therapeutics focused on pathways that have historically been characterized as “undruggable.”  Avalon was established in 1999 and is headquartered in Germantown, Md.

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